                                                            EXHIBIT 5.1 AND 23.1

                                 JONES & KELLER
                                  [Letterhead]


                                January 25, 1996


Citizens, Inc.
400 East Anderson Lane
Austin, Texas 78714-9151

Gentlemen:


         We have acted as special counsel for Citizens, Inc. (the "Company") in connection with a Registration Statement on Form S-4, to be filed by the Company under the Securities Act of 1933 with the Securities and Exchange Commission. The Registration Statement relates to the proposed issuance of up to 171,391 shares of Common Stock, no par value, to be issued in connection with the Plan and Agreement of Merger and Exchange dated as of the 28th day of November, 1994, as amended on January 25, 1996, by and between Insurance Investors & Holding Co., Central Investors Life Insurance Company of Illinois, Citizens, Inc. (the "Company"), and Citizens Acquisition, Inc. The Registration Statement and exhibits thereto to be filed with the Securities and Exchange Commission under such Act are referred to herein as the "Registration Statement".






         GENERAL QUALIFICATIONS, EXCEPTIONS AND LIMITATIONS: This letter is subject to a number of general qualifications, exceptions and limitations (the "General Qualifications") which are generally accepted in the legal community as consistent with sound legal opinion practice, including the following enumerated General Qualifications, which are or may be material to the opinions expressed in this letter.



         Definitions: The following definitions apply only to the immediately following, enumerated, General Qualifications and do not apply and are not used elsewhere in this letter. Other capitalized terms used below have the meanings set forth in the Form S-4. Certain Federal statutes are referred to below by their common names or acronyms.



         "Client" means Citizens, which is a party to the Transaction and for which we are providing legal representation.



         "Corporate Party" means any one, two or all of Citizens, Investors or Central.



         "Opinion Recipient" means the addressee or addressees of this letter and other persons who foreseeably may receive or rely on this letter or its contents.



         "Transaction" means the Merger and Exchange and all other transactions incidental to and in furtherance of the Merger and Exchange.



         "Transaction Documents" mean the contractual documents setting forth the principal terms of the Transaction addressed by this letter and other contracts ancillary to the Transaction as well as any documents required to be filed with any government regulatory agency in connection with the Transaction.



         The enumerated General Qualifications, lettered (a) through (h), are as follows:



         (a) We have relied upon information provided by a Corporate Party, including its directors, officers, employees, and agents, public officials and others, however communicated, including information available on documents, as we have deemed appropriate, without investigation or analysis of underlying data supporting such information, except for such investigation or analysis as may be specifically set forth and described herein.



         (b) This letter assumes that each document submitted to us for review in conjunction with the preparation of this letter, including the Transaction Documents, is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.



         (c) This letter assumes that all parties to the Transaction have full power and authority to enter into and execute the Transaction Documents, that the Transaction Documents are valid and binding obligations of the parties, that there is no failure of condition or breach of the Transaction Documents or any other circumstances which would prevent the Transaction from being consummated, and that the Transaction will be consummated as set forth in the Transaction Documents as presently constituted.



         (d) This letter assumes that none of the following events shall occur until after the full, complete and permanent consummation of the Transaction:



               i) the entry of a decree, judgment or order by a court of competent jurisdiction adjudging a Corporate Party as bankrupt or insolvent, or approving a properly filed petition seeking reorganization of a Corporate Party under any bankruptcy or similar law;



               ii) the entry of a decree or order of a court of competent jurisdiction for the appointment of a receiver, liquidator, trustee or assignee in bankruptcy or insolvency of a Corporate Party or of its property or for the winding up or liquidation of its affairs;



               iii) the institution by a Corporate Party of proceedings for a voluntary bankruptcy, or consent by a Corporate Party to the filing of a bankruptcy proceeding against it, or consent by a Corporate Party to the filing of any such petition, or the filing by a Corporate Party of a petition or answer or consent seeking reorganization under any bankruptcy or similar law, or the consent by a Corporate Party to the filing of any such petition, or the consent by a Corporate Party to the appointment of a custodian, receiver, liquidator, trustee or assignee in bankruptcy or insolvency of such Corporate Party or any of its assets or property, or a general assignment by a Corporate Party for the benefit of creditors; or



               iv) the admission by a Corporate Party in writing of its inability to pay its debts generally as they become due, or the insolvency or failure of a Corporate Party generally to pay its debts as they become due.



         (e) The Opinion Recipient may not rely on the opinions herein for any legal or other analysis beyond that set forth in this letter.



         (f) The opinions expressed in this letter apply only to the specific legal issues explicitly addressed herein, and such opinions do not address any other matters. This letter is intended to set forth only the expressly stated opinions contained herein, and this letter does not include, nor is it intended to express, any implied opinions.



         (g) This letter speaks only as of its date. We have no obligation and do not undertake to advise any Opinion Recipient (or any third party) of changes of law or fact that occur after the date of this letter, even though the change may affect the legal analysis, a legal conclusion or an informational confirmation in this letter.



         (h) This letter applies only to the specific legal issues addressed. In addition, and not by way of limitation, this letter does not address any of the following legal issues (items (i) through (xviii), the "Excluded Issues") except for and to the extent that any of the Excluded Issues are specifically addressed elsewhere in this letter:



               (i) Federal securities laws and regulations administered by the Securities and Exchange Commission, state "Blue Sky" laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments;



               (ii) Federal Reserve Board margin regulations;



               (iii) pension and employee benefit laws and regulations (e.g. ERISA);



               (iv) Federal and state antitrust and unfair competition laws.



               (v) Federal and state laws and regulations concerning filing and notice requirements (e.g. Hart-Scott-Rodino and Exon-Florio), other than requirements applicable to charter-related documents such as a certificate of merger;



               (vi) compliance with fiduciary duty requirements;



               (vii) Local Law, defined as the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the Federal, state or regional level -- e.g., water agencies, joint power districts, the Maine Turnpike Authority, The Southern California Rapid Transit District, the Port Authority of New York and New Jersey), and judicial decisions to the extent that they deal with any of the foregoing;



               (viii) the characterization of a Transaction as one involving the creation of a lien on real property or a security interest in personal property, the characterization of a contract as one in a form sufficient to create a lien or a security interest, and the creation, attachment, perfection, priority or enforcement of a lien on real property or a security interest in personal property;



               (ix) fraudulent transfer and fraudulent conveyance laws;



               (x) Federal and state environmental laws and regulations;



               (xi) Federal and state land use and subdivision laws and regulations;



               (xii) Federal and state tax laws and regulations;



               (xiii) Federal patent, copyright and trademark, state trademark, and other Federal and state intellectual property laws and regulations;



               (xiv) Federal and state racketeering laws and regulations (e.g.
         RICO);



               (xv) Federal and state health and safety laws and regulations (e.g., OSHA);



               (xvi) Federal and state labor laws and regulations;



               (xvii) Federal and state laws, regulations and policies concerning (A) national and local emergency, (B) possible judicial deference to acts of sovereign states, and (C) criminal and civil forfeiture laws; and



               (xviii) other Federal and State statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes).


         We have examined the Articles of Incorporation of the Company as filed with the Colorado Secretary of State, the Bylaws of the Company, and the minutes of the meetings and records of proceedings of the Board of Directors of the Company, the applicable laws of the State of Colorado and a copy of the Registration Statement.

         Based upon the foregoing, and having regard for such legal considerations as we deemed relevant, we are of the opinion that when issued pursuant to the Registration Statement, the above-referenced 171,391 shares of Common Stock of the Company shall have been legally issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion as part of the Registration Statement and to the reference to our name under the heading "Legal Matters" in the Proxy Statement-Prospectus constituting a part of the Registration Statement.

                                           Very truly yours,

                                           /s/ Jones & Keller, P.C.
                                           Jones & Keller, P.C.